SCHEDULE 14A
                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                   Proxy Statement Pursuant to Section 14(a)
                     of the Securities Exchange Act of 1934
                          (Amendment No.             )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]     Preliminary Proxy Statement
[X]     Definitive Proxy Statement
[ ]     Definitive Additional Materials
[ ]     Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
[ ]     Confidential, For Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))

                              INNKEEPERS USA TRUST
                (Name of Registrant as Specified in Its Charter)


                              INNKEEPERS USA TRUST
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.

[ ] Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

[ ] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

                              INNKEEPERS USA TRUST
            ---------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD ON MAY 4, 2000

            ---------------------------------------------------------

         The annual meeting of the shareholders (the "Annual Meeting") of Innkeepers USA Trust (the "Company") will be held at the Courtyard by Marriott, 2440 W. Cypress Creek Road, Ft. Lauderdale, Florida 33309, on Thursday, May 4, 2000 at 9:00 a.m., local time, for the following purposes:

         1. To elect three Class III trustees to serve on the Board of Trustees until the annual meeting of shareholders in 2003 or until their successors have been duly elected and qualified ("Proposal One");

         2. To approve an amendment to the Company's 1994 Share Incentive Plan (the "1994 Plan") to increase the number of shares authorized for issuance under the 1994 Plan ("Proposal Two"); and

         3. To transact such other business as may properly come before the Annual Meeting and any adjournments thereof.

         Only shareholders of the Company of record as of the close of business on March 13, 2000 will be entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof.

         There is enclosed, as a part of this Notice, a Proxy Statement which contains further information regarding the Annual Meeting.

                                        BY ORDER OF THE BOARD OF TRUSTEES:



                                        MARK A. MURPHY
                                        GENERAL COUNSEL AND SECRETARY


Palm Beach, Florida
March 31, 2000



                                    IMPORTANT

     ----------------------------------------------------------------------

     MANAGEMENT SEEKS TO HAVE YOUR SHARES REPRESENTED AT THE ANNUAL MEETING REGARDLESS OF THE NUMBER OF SHARES YOU MAY HOLD. SHAREHOLDERS WHO DO NOT EXPECT TO ATTEND THE ANNUAL MEETING ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE. SHAREHOLDERS WHO ATTEND THE ANNUAL MEETING MAY VOTE IN PERSON EVEN IF THEY HAVE ALREADY SENT IN A PROXY.

     ----------------------------------------------------------------------

                              INNKEEPERS USA TRUST

                                 PROXY STATEMENT

                               GENERAL INFORMATION

INTRODUCTION

         This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting are provided in connection with the solicitation of proxies by the Board of Trustees of Innkeepers USA Trust, a Maryland real estate investment trust (the "Company"), for use at the Annual Meeting of shareholders. The Annual Meeting will be held at the Courtyard by Marriott hotel, 2440 W. Cypress Creek Road, Ft. Lauderdale, Florida 33309, on Thursday, May 4, 2000 at 9:00 a.m. EST. The mailing address of the principal executive offices of the Company is 306 Royal Poinciana Plaza, Palm Beach, Florida 33480. The Company's telephone number is (561) 227-1336. The Company maintains a website at www.innkeepersusa.com. This Proxy Statement and the accompanying proxy card and Notice of Annual Meeting are first being mailed on or about March 31, 2000 to shareholders of record at the close of business on March 13, 2000 (the "Record Date").

THE COMPANY

         The Company is a Maryland real estate investment trust which invests in hotel properties and has elected to be taxed as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986. The Company, through Innkeepers USA Limited Partnership (with its subsidiary partnerships, the "Partnership"), owned a total of 67 hotels (the "Hotels") with an aggregate of 8,138 rooms in 23 states on December 31, 1999. In order to qualify as a REIT, neither the Company nor the Partnership can operate hotels. Sixty of the Hotels are leased to Innkeepers Hospitality, Inc. (or other entities under common ownership, collectively, the "IH Lessee") and seven of the Hotels are leased to affiliates of Wyndham International, Inc. (collectively, the "Summerfield Lessee" and, collectively with the IH Lessee, the "Lessees"), in each case pursuant to percentage leases (the "Percentage Leases"). The Percentage Leases provide for rent payments based, in substantial part, on the room revenues of the Hotels. At December 31, 1999, the IH Lessee operated 31 of the Hotels, affiliates of the Summerfield Lessee operated seven of Hotels, 27 of the Hotels were managed by wholly-owned subsidiaries of Marriott International, Inc. ("Marriott"), and two of the Hotels were managed by another independent operator.

THE PROXY

         Each Common Share is entitled to one vote in person or by proxy. Cumulative voting is not permitted. Only shareholders of record at the close of business on the Record Date (the "Shareholders") will be entitled to notice of, and to vote at, the Annual Meeting and at any adjournments thereof. At the close of business on March 1, 2000, the Company had outstanding 34,676,586 Common Shares and 4,630,000 Series A Cumulative Convertible Preferred Shares. The Company's 4,630,000 Series A Preferred Shares are convertible into a total of 6,857,493 Common Shares.

         A proxy will be voted as specified by a Shareholder in the spaces provided on the Proxy Card or, if no specification is made, it will be voted in favor of the proposals set forth on the first page of this Proxy Statement. A Shareholder giving a proxy has the power to revoke it either (1) by delivering written notice of such revocation to the Secretary of the Company prior to the Annual Meeting or (2) by attending the Annual Meeting and voting in person.

         A beneficial owner of Common Shares may hold shares in "street name" rather than be the record holder themselves. That is, the record holder of their shares may be their broker or another intermediary. These beneficial owners may vote (or revoke a previous vote) only through, and in accordance with procedures established by, the record holder or its agent (i.e., the broker or other intermediary).

         MANAGEMENT RESPECTFULLY REQUESTS THAT EACH SHAREHOLDER PROMPTLY MARK, SIGN AND RETURN A PROXY CARD AS SOON AS POSSIBLE. Management is recommending a vote FOR the proposals discussed in this Proxy Statement.

         No person is authorized to give any information or to make any representation not contained in this Proxy Statement and, if given or made, such information or representation should not be relied upon as having been authorized. This Proxy Statement does not constitute the solicitation of a proxy in any jurisdiction from any person to whom it is unlawful to make such proxy solicitation in such jurisdiction. The delivery of this Proxy Statement shall not, under any circumstances, imply that there has not been any change in the information set forth herein since the date of the Proxy Statement.

         The solicitation of proxies is being made primarily by the use of the mails. The solicitation of the proxy is being made by the Company. The cost of preparing and mailing this Proxy Statement and the accompanying material, and the cost of any supplementary solicitations which may be made, will be borne by the Company. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy material to beneficial owners. The Company has retained Harris Trust and Savings Bank to aid in the solicitation of proxies and to verify certain records related to the solicitation for a cost not expected to exceed $5,000, plus expenses. Shareholders are urged to return their proxies without delay.

                                  REQUIRED VOTE

         If a majority of the votes entitled to be cast are present at the Annual Meeting, in person or by proxy, a quorum will exist and the Annual Meeting will continue. If a quorum is not present, the Annual Meeting will be adjourned until enough shareholders are present in person or by proxy so that a quorum exists. If a quorum exists, the Shareholders will vote, in person or by proxy, on the matters described in this Proxy Statement. An affirmative vote of a plurality of all the votes cast will elect each nominee for Class III trustee. An affirmative vote of a majority of the votes cast will amend the 1994 Plan.

         If a Shareholder attends the Annual Meeting, either in person or by proxy, but fails to vote on a matter, the Shareholder will have abstained from voting. Since the vote required to elect Class III trustees or amend the 1994 Plan is based on the votes cast, abstentions will have no effect on the outcome of the vote.

         Brokers holding shares for beneficial owners (i.e., in "street name") are required to provide proxy material to the beneficial owners and to seek instructions with respect to the voting of the securities and must vote those shares according to the specific instructions they receive from the owners. If brokers do not receive specific instructions from the owners, they may vote the shares at their discretion on all but certain non-routine matters. In the case of a non-routine matter for which the broker has received no voting instructions, the broker may not vote on the proposals. This results in what is known as a "broker non-vote." "Broker non-votes" are counted for the purpose of determining the existence of a quorum.

         Proposal One, the election of trustees, is a routine matter. Proposal Two, increasing the number of shares authorized for issuance under the 1994 Plan, is also a routine matter because the increase covers a number of shares less than 5% of the number of outstanding Common Shares. As both proposals to be considered at the Annual Meeting are routine matters, no broker non-votes are expected to occur.

                    BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Under federal securities laws, the Company's trustees and executive officers, and any persons beneficially owning more than ten percent (10%) of a registered class of the Company's equity securities, are required to report their ownership of the Common Shares and any changes in that ownership to the Securities and Exchange Commission (the "SEC"). These persons are also required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established, and the Company is required to report in the Proxy Statement any failure to timely file such reports by those due dates during the 1999 fiscal year. A filing was made in January 2000 relating to an October 1999 acquisition of 1,000 Series A Cumulative Convertible Preferred Shares by Mr. Miles Berger, a trustee of the Company. Other than as set forth above, based on information available to the Company, the Company believes that all required filings for executive officers and trustees in 1999 were timely made.

                    OWNERSHIP OF THE COMPANY'S COMMON SHARES

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

         The following table sets forth information, as of December 31, 1999, regarding (a) each person known to the Company to be the beneficial owner of more than five percent (5%) of its Common Shares, (b) each trustee, (c) each executive officer and (d) all trustees and executive officers as a group. Unless otherwise indicated, such shares are owned directly and the indicated person has sole voting and investment power.

                                                                  AMOUNT AND
                                                                    NATURE
                                                                      OF
                                                                  BENEFICIAL        PERCENT OF
                                                                 OWNERSHIP(1)        CLASS(1)
                                                                 ------------        --------
Jeffrey H. Fisher                                                2,290,492(2)          6.3%

Frederic M. Shaw                                                   871,191(3)          2.5%

David Bulger                                                       168,391(4)           *

Gregory M. Fay                                                     127,351(5)           *

Mark A. Murphy                                                     145,616(6)           *

Miles Berger                                                        27,906(7)           *

Thomas J. Crocker                                                   11,660(8)           *

Jack P. DeBoer                                                   2,435,494(9)          6.6%
  9342 East Central
  Wichita, Kansas 67206

C. Gerald Goldsmith                                                 23,462(7)           *

Rolf P. Ruhfus                                                     752,055(10)         2.1%

Bruce Zenkel                                                        20,500(7)           *

Franklin Resources, Inc.                                         5,510,493(11)        14.5%
  777 Mariners Island Boulevard
  San Mateo, CA 94404

Brinson Partners, Inc.                                           1,998,400(12)         5.8%
  209 South LaSalle Street
  Chicago, IL 60604-1295


All trustees and executive officers as a group (11 persons)      6,873,118(2)-(10)    17.2%

-----------------------------
*Represents less than 1% of the outstanding Common Shares.

(1) For each named person, assumes that (a) all units of limited partnership interest in the Partnership ("Units") held by the named person are redeemed for Common Shares, (b) the named person exercised all options to acquire Common Shares held by him which are currently exercisable or which become exercisable on or before February 29, 2000 and (c) the named person exercised his right to convert all of his Series A Cumulative Convertible Preferred Shares of Beneficial Interest of the Company ("Series A Preferred Shares") into Common Shares. The total number of Common Shares used in calculating the percent of class owned by each named person assumes that none of (x) the Units held by other persons are redeemed, (y) the options held by other persons are exercised and (z) the Series A Preferred Shares held by other persons are converted. Outstanding Units may be tendered for redemption by the limited partners on a one-for-one basis for Common Shares, or at the election of the Company an equivalent amount of cash ("Redemption Rights").
(2) Includes 278,813 shares owned by the IH Lessee, in which Mr. Fisher owns 80% of the capital stock. Mr. Fisher disclaims beneficial ownership of 55,763 (20%) of the included shares owned by the IH Lessee. Also includes (A) 360,000 restricted Common Shares, 8,571 of which will vest in 2000, 68,071 of which will vest in each of 2001-2003 and 68,074 of which will vest in 2004, (B) 413,595 Common Shares issuable upon exercise of Redemption Rights and (C) 962,500 Common Shares issuable upon the exercise of options. Does not include 386,000 Common Shares issuable upon the exercise of unvested options, (x) 58,000 of which will vest in 2000, (y) 106,000 of which will vest in each of 2001 and 2002 and (y) 58,000 of which will vest in each of 2003 and 2004.
(3) Includes 278,813 shares owned by the IH Lessee, in which Mr. Shaw owns 20% of the capital stock. Mr. Shaw disclaims beneficial ownership of 223,050 (80%) of the included shares owned by the IH Lessee. Also includes (A) 162,500 restricted Common Shares, 7,142 of which will vest in 2000, 29,225 of which will vest in each of 2001-2003 and 29,233 of which will vest in 2004, (B) 80,725 Common Shares issuable upon exercise of Redemption Rights and (C) 286,000 Common Shares issuable upon the exercise of options. Does not include 84,000 Common Shares issuable upon the exercise of unvested options, (x) 12,000 of which will vest in 2000, (y) 24,000 of which will vest in each of 2001 and 2002 and (z) 12,000 of which will vest in each of 2003 and 2004.
(4) Includes (A) 39,688 restricted Common Shares, 536 of which will vest in 2000 and 7,692 of which will vest in each of 2001-2004, and (B) 100,000 Common Shares issuable upon the exercise of options.
(5) Includes (A) 38,125 restricted Common Shares, 357 of which will vest in 2000, 7,461 of which will vest in each of 2001-2003 and 7,463 of which will vest in 2004, and (B) 83,333 Common Shares issuable upon the exercise of options. Does not include 16,667 Common Shares issuable upon the exercise of unvested options, which will vest in 2000.
(6) Includes (A) 38,125 restricted Common Shares, 357 of which will vest in 2000, 7,461 of which will vest in each of 2001-2003 and 7,463 of which will vest in 2004, and (B) 100,000 Common Shares issuable upon the exercise of options.
(7) Includes (A) 12,500 restricted Common Shares and (B) 8,000 Common Shares issuable upon the exercise of options.
(8) Includes (A) 5,660 restricted Common Shares, 1,132 of which will vest in each of 2000 and 2001, and (B) 6,000 Common Shares issuable upon the exercise of options.
(9) Includes an aggregate of 2,417,188 Common Shares issuable upon the exercise of Redemption Rights; of those included shares, Mr. DeBoer disclaims beneficial ownership of 688,348 Common Shares issuable upon redemption of Units owned by his wife and adult children. Also includes
         (A) 6,382 restricted Common Shares, 1,278 of which will vest in November 2000, and (B) 6,000 Common Shares issuable upon the exercise of options.
(10) Includes (A) 5,172 restricted Common Shares, 1,034 of which will vest in 2000 and 1,036 of which will vest in 2001, (B) 731,775 Common Shares issuable upon the exercise of Redemption Rights and (C) 4,000 Common Shares issuable upon the exercise of options.
(11) Based on information contained in a Schedule 13-G dated January 19, 2000, and jointly filed with the Securities and Exchange Commission ("SEC") by Franklin Resources, Inc., Franklin Advisers, Inc., Charles
         B. Johnson and Rupert H. Johnson, with respect to shares owned by one or more open or closed-end investment companies or other managed accounts which are advised by direct and indirect subsidiaries of Franklin Resources, Inc. Includes 3,221,393 Common Shares into which 2,175,000 Series A Preferred Shares owned by the investment companies and/or accounts may be converted.
(12) Based on information contained in a Schedule 13-G dated February 4, 2000, and jointly filed with the Securities and Exchange Commission ("SEC") by Brinson Partners, Inc. and UBS AG, with respect to shares owned by accounts managed on a discretionary basis by them. Each of the joint filers disclaims beneficial ownership of the shares.

                       PROPOSAL ONE - ELECTION OF TRUSTEES

NOMINEES FOR CLASS III TRUSTEES

         The Company's Declaration of Trust divides the Board of Trustees into three classes as nearly equal in number as possible and requires that a majority of the Company's trustees must not be officers or employees of the Company or affiliates of any advisor to the Company under an advisory agreement, any lessee of the Company's property, any subsidiary of the Company or any partnership which is an affiliate of the Company ("Independent Trustees"). The term of the current Class III trustees, Mr. Jeffrey H. Fisher, Mr. Thomas J. Crocker and Mr. Rolf E. Ruhfus, expires at the Annual Meeting. At each annual meeting of shareholders, the successors to the class of trustees whose term expires will be elected for a three-year term. The Board of Trustees has set at seven the number of trustees constituting the current Board of Trustees, three of whom will be elected at the Annual Meeting.

         The Company has no Nominating Committee of its Board of Trustees, with the entire Board of Trustees acting in such capacity. The Board of Trustees has nominated the present Class III trustees, Messrs. Fisher, Crocker and Ruhfus, to serve as Class III trustees for three-year terms expiring at the Company's annual meeting in 2003 or until their successors are elected and qualified. The remaining members of the Board of Trustees will continue as members thereof until their respective terms expire.

         Unless a shareholder specifies otherwise, each shareholder's shares represented by the enclosed proxy will be voted FOR the election of the Class III nominees to serve as trustees until the 2003 annual meeting or until their successors are elected and qualify. The nominees have indicated their willingness to serve if elected. While not anticipated, if any nominee shall become unavailable or unwilling to serve the Company as a trustee for any reason, the persons named as proxies in the Proxy Form may vote for any substitute nominee proposed by the Board of Trustees.


                     THE BOARD OF TRUSTEES RECOMMENDS A VOTE
                 FOR EACH OF THE NOMINEES FOR CLASS III TRUSTEES

         The following table sets forth information as of March 1, 2000 with respect to the nominees and each other trustee whose term of office will continue after the Annual Meeting.

--------------------------------------------------------------------------------

                   NOMINEES FOR ELECTION AS CLASS III TRUSTEES
                              (TERMS EXPIRING 2003)

         JEFFREY H. FISHER, age 44, is Chairman of the Board, Chief Executive Officer and President of the Company, positions he has held since the Company's formation in 1994. Between 1986 and 1994 he served as President and Chief Executive Officer of JF Hotel Management, Inc., an affiliate of the IH Lessee, which leases 60 and operates 31 of the Company's hotels. Mr. Fisher holds a B.S. degree in Business Administration from Syracuse University, a J.D. degree from Nova University, and an L.L.M in Taxation from the University of Miami.

         THOMAS J. CROCKER, age 46, is Chief Executive Officer and a director of Koger Equity, Inc., a real estate investment trust specializing in developing, owning and operating suburban office parks under the "Koger Center" brand name, a position he assumed in March 2000. Koger Equity owns and operates a total of 220 office buildings, containing over 12 million square feet, located in 15 cities throughout the Southeast and extending into the Southwest. Prior to joining Koger Equity, Mr. Crocker served as the Chairman of the Board and Chief Executive Officer of Crocker Realty Trust, Inc., a privately held real estate investment trust which owns and operates approximately 6.1 million square feet in 127 office buildings located in the southeastern United States, plus more than

125 acres of developable land. Previously, Mr. Crocker was Chairman of the Board and Chief Executive Officer of (the former) Crocker Realty Trust, Inc.,which was one of largest office-based publicly-held real estate investment trusts in the southeastern United States, from that company's inception until June 30, 1996. Prior to forming Crocker Realty Trust, Inc., Mr. Crocker headed Crocker & Co., a privately-held firm responsible for development, leasing and property management services for approximately 1.7 million square feet of commercial property and 270 residential units. Prior to 1984, Mr. Crocker was a real estate lending officer at Chemical Bank. Mr. Crocker has received numerous awards for his work in commercial real estate development and for his commitment to organizations such as the Anti-Defamation League and Junior Achievement.

Committee: Audit

         ROLF E. RUHFUS, age 55, is Chairman and Chief Executive Officer of Wichita Consulting Company, L.P., an investment and consulting services company. Previously, Mr. Ruhfus served as the Chairman and Chief Executive Officer of Summerfield Hotel Corporation, a hotel development and management company and former owner of the Summerfield Suites hotel brand, since its founding in 1988 until its sale to Wyndham International, Inc. in 1998. Mr. Ruhfus served as President of the Residence Inn Company from February 1983 through July 1987 (Residence Inn was acquired by Marriott in July 1987). Mr. Ruhfus joined the Residence Inn Company after spending four years as Director of Marketing for VARTA Battery, Europe's largest battery manufacturer. Prior to this position, he was a management consultant for McKinsey and Company in its Dusseldorf, Germany office. Mr. Ruhfus is a German Air Force Lieutenant, and received a bachelor's degree from Western Michigan University in 1968. His graduate degrees include a M.B.A. from the Wharton School in 1971 and a Ph.D. in marketing from the University of Muenster in 1974. Mr. Ruhfus is a member of the international chapter of The Young Presidents Organization and serves on the board of Wyndham and several European companies.

--------------------------------------------------------------------------------

                           INCUMBENT CLASS II TRUSTEES
                              (TERMS EXPIRING 2002)

         MILES BERGER, age 69, has been engaged in various real estate and banking activities since 1950. In 1998, Mr. Berger became Chairman and Chief Executive Officer of Berger Management Services LLC, a real estate and financial consulting and advisor services company. Previously, Mr. Berger served as Vice Chairman of the Board of Heitman Financial Ltd., a real estate investment management firm, with which Mr. Berger was employed for more than five years. He is Chairman of the Board of Mid-Town BanCorp, served as Vice Chairman of Columbia National Bank Corp. From 1965-1995 and serves as Chairman of the Board of Berger Financial Services, a full service real estate advisory, banking and financial services company. Mr. Berger has also served on the boards of numerous philanthropic organizations.

Committees: Audit, Compensation

         C. GERALD GOLDSMITH, age 71, has been an independent investor and financial advisor since 1976. He is currently a director of Palm Beach National Bank and Trust and American Banknote Inc., and he is Chairman of Property Corp. International, a private real estate investment company. He has served as a director of several banks and New York Stock Exchange-listed companies and various philanthropic organizations. He holds an A.B. from the University of Michigan and an M.B.A. from Harvard Business School.

Committees:  Audit, Compensation

--------------------------------------------------------------------------------

                           INCUMBENT CLASS I TRUSTEES
                              (TERMS EXPIRING 2001)

         JACK P. DEBOER, age 69, has served as Chairman of the Board, President and Chief Executive Officer of Candlewood Hotel Company, Inc. since its inception in 1995. From October 1993 to September 1995, Mr. DeBoer was self-employed and was engaged in the development of the Candlewood extended-stay hotel concept. From 1988 to 1993, Mr. DeBoer co-founded and developed Summerfield Hotel Corporation, an upscale extended-stay hotel chain. Previously, Mr. DeBoer founded and developed the Residence Inn franchise prior to selling the franchise to Marriott International, Inc. in 1987.

         BRUCE ZENKEL, age 68, is a partner of Zenkel Schoenfeld LLC, an investment banking firm he co-founded in 1990. From 1986 to 1990, he was director of merchant banking for McKinley Allsopp. He served as a director of Jonathan Logan, Inc. and Mr. Coffee, Inc. and currently serves on the boards of several philanthropic organizations. He holds a B.B.A. from the University of Michigan.

Committees:  Compensation

--------------------------------------------------------------------------------

COMMITTEES AND MEETINGS OF THE BOARD OF TRUSTEES

         TRUSTEE MEETINGS. The business of the Company is conducted under the general management of its Board of Trustees as required by the Company's Bylaws and the laws of Maryland, the Company's state of organization. The Board of Trustees holds regular quarterly meetings and special meetings as necessary. The Board of Trustees held four meetings during 1999. All incumbent trustees attended more than 75% of the aggregate number of meetings of the Board of Trustees.

         The Company presently has an Audit Committee and a Compensation Committee of its Board of Trustees. The Company has no Nominating Committee of its Board of Trustees, with the entire Board of Trustees acting in such capacity. The Company may, from time to time, form other committees as circumstances warrant. Such committees have authority and responsibility as delegated by the Board of Trustees.

         AUDIT COMMITTEE. The Board of Trustees has established an Audit Committee, which currently consists of Messrs. Berger, Crocker and Goldsmith, who are neither officers nor employees of the Company or any of its subsidiaries. The Audit Committee makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, approves professional services provided by the independent public accountants, reviews the independence of the independent public accountants, considers the range of audit and non-audit fees, reviews the adequacy of the Company's internal accounting controls and practices, and reviews financial disclosures. The Audit Committee met twice in 1999. Messrs. Berger and Goldsmith attended both meetings and Mr. Crocker attended one of the meetings.

         COMPENSATION COMMITTEE. The Board of Trustees has established a Compensation Committee, which currently consists of Messrs. Berger, Goldsmith and Zenkel, who are neither officers nor employees of the Company or any of its subsidiaries. The Compensation Committee determines compensation for the Company's executive officers and administers the Company's 1994 Share Incentive Plan. The Compensation Committee met twice in 1999, and each member attended both meetings.

COMPENSATION OF TRUSTEES

         Each non-employee Trustee is paid a cash fee of $5,000 per year, plus $1,000 for each Board meeting attended and $500 for each committee meeting attended. Each trustee also receives reimbursement of out-of-pocket expenses incurred in connection with meetings of the Board or committees thereof.

         In addition, under the Company's Trustee Share Incentive Plan, each non-employee trustee who was a member of the Board of Trustees at the time of the initial public offering in 1994 received 7,500 restricted Common Shares. These Common Shares vested at the rate of 1,500 shares per year. Non-employee trustees joining the Board after the initial public offering receive Common Shares with a fair market value of $75,000, 20% of which vest on the date of grant and 20% of which vest on each of the first four anniversaries of the date of grant, if the trustee is a member of the Board on the applicable vesting date. Messrs. DeBoer, Crocker and Ruhfus each received restricted share grants under these provisions when they joined the Board. Each trustee is entitled to receive dividends paid on, and to vote, all such shares, notwithstanding that all such shares may not have vested. Any trustee who ceases to be a trustee will forfeit any shares not previously vested.

         Under the Trustee Share Incentive Plan, each non-employee trustee who was a member of the Board of Trustees at the time of the initial public offering in 1994 (i.e., Messrs. Berger, Goldsmith and Zenkel) was also granted options to purchase 5,000 Common Shares. Options were granted to the other non-employee trustees on the date that they became trustees, as follows: Mr. DeBoer received an option for 3,000 Common Shares on his appointment to the Board in November 1996, Mr. Crocker received an option for 2,000 Common Shares on his appointment to the Board in February 1997 and Mr. Ruhfus received an option for 2,000 Common Shares on his appointment to the Board in June 1997. All of the options described above became exercisable at a rate of 1,000 Common Shares per year.

         In addition to the awards described above, (a) Messrs. Berger, Goldsmith and Zenkel, who have served on the Board since the initial public offering, each received an award of 5,000 restricted Common Shares, which vested over three years, and (b) each non-employee trustee receives a fully exercisable option to acquire Common Shares each year, which covered 1,000 Common Shares in 1998 and 1999 and will cover 2,000 Common Shares in year 2000 and thereafter.

         The price per Common Share purchased on the exercise of an option is the fair market value of a Common Share on the date the option is granted. The exercise price may be paid in cash, a cash equivalent acceptable to the Compensation Committee, Common Shares, or a combination thereof. Vested options can be exercised whether or not the holder is a Trustee on the date of exercise. No options for Common Shares may be granted and no Common Shares will be awarded under the Trustee Share Incentive Plan after the date of the annual shareholders meeting in 2007. The share authorization, the terms of outstanding options and the number of shares for which options will thereafter be awarded shall be subject to adjustment in the event of a share dividend, share split, combination, reclassification, recapitalization or other similar event. All options and share awards will become fully exercisable and vested on a change of control (as defined in the Trustee Share Incentive Plan), and in the event a trustee ceases to serve on the Board on account of death or disability.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

         The following table summarizes the compensation paid or accrued by the Company from January 1, 1997 to December 31, 1999.

                                  ANNUAL COMPENSATION                      LONG TERM COMPENSATION
                                  -------------------                      ----------------------

                                                                                   AWARDS                            PAYOUTS
                                                                                   ------                            -------

                                                                                  RESTRICTED     SECURITIES
       NAME AND                                                     OTHER ANNUAL    SHARE        UNDERLYING     LTIP      ALL OTHER
  PRINCIPAL POSITION       YEAR         SALARY           BONUS      COMPENSATION   AWARDS(1)     OPTIONS/SAR   PAYOUTS  COMPENSATION
  ------------------       ----         ------           -----      ------------   ---------     -----------   -------  ------------
Jeffrey H. Fisher           1999      $  255,000      $  175,000          0      $1,594,755(2)    240,000(5)      --         --
  Chairman, Chief           1998      $  162,374      $  150,000          0      $1,573,125(3)         --         --         --
  Executive Officer         1997      $  150,000      $  150,000          0      $  840,000(4)    702,500(6)      --         --
  and President                                                                                                   --         --

Frederic M. Shaw            1999      $  180,000(7)   $  122,500(7)       0              --        60,000(5)      --         --
  Executive Vice            1998      $  114,562(7)   $  105,000(7)       0      $1,087,500(3)         --         --         --
  President and             1997(8)   $   94,902(7)   $  105,000(7)       0      $  700,000(4)    310,000(9)      --         --
  Chief Operating
  Officer

David Bulger                1999      $  155,595      $   75,000          0              --            --         --         --
  Chief Financial           1998      $  141,265      $   22,500          0      $  327,352(3)         --         --         --
  Officer and Treasurer     1997      $  110,200      $   26,488          0      $   52,500(4)     80,000         --         --

Gregory M. Fay              1999      $  157,065      $   75,000          0              --            --         --         --
  Vice President of         1998      $  139,891      $   22,500          0      $  322,501(3)         --         --         --
  Accounting                1997(8)   $   45,660      $   10,014          0      $   35,000(4)    100,000(10)     --         --

Mark A. Murphy              1999      $  157,065      $   75,000          0              --            --         --         --
  General Counsel and       1998      $  138,640      $   22,500          0      $  322,501(3)         --         --         --
  Secretary                 1997(8)   $   92,416      $   26,488          0          35,000(4)    100,000         --         --

-----------------------------

(1) At December 31, 1999 an aggregate of 638,438 restricted Common Shares, with an aggregate value of $5,277,530 (based on the closing market price of the Common Shares of $8.188 on December 31, 1999), were held as follows: Mr. Fisher - 360,000 shares (with a value at December 31, 1999 of $2,947,680); Mr. Shaw - 162,500 shares (with a value at December 31, 1999 of $1,330,550); Mr. Bulger - 39,688 shares (with a value at December 31, 1999 of $324,965); and Messrs. Fay and Murphy - 38,125 shares each (with a value at December 31, 1999 of $312,168 each). Of such outstanding restricted shares, a total of 141,820 shares were vested and 496,618 were unvested at January 1, 2000.
(2) Mr. Fisher received a grant of 135,000 restricted shares as of January 1, 1999, which vest in five equal installments beginning in January 2000.
(3) A portion of these shares were issued pursuant to performance share awards made in 1997, and were issued in January 1998 based on a total shareholder return target met in 1997. These shares vest in six equal installments beginning in January 1999. The number of such shares granted to each officer was: Mr. Fisher - 15,000; Mr. Shaw - 12,500; Mr. Bulger - 938; Mr. Fay - 625; and Mr. Murphy - 625. The remainder of these shares were granted in November 1998 and vest in five equal installments beginning in January 2000. The number of shares granted in November 1998 was: Mr. Fisher - 150,000; Mr. Shaw - 100,000; and Messrs. Bulger, Fay and Murphy - 35,000 each.

(4) These shares vest in equal installments on each of the first seven anniversaries of the date of grant. The number of share granted was:
         Mr. Fisher, 60,000 shares; Mr. Shaw, 50,000 shares; Mr. Bulger, 3,750 shares; and Messrs. Fay and Murphy, 2,500 shares each.
(5) Represents the grant of options in May 1999, 20% of which vest in May of each of 2000 - 2004.
(6) Represents the grant of options in February 1997 covering (a) 240,000 Common Shares, 20% of which became exercisable in each of February 1998
         - 2000, and 20% of which becomes exercisable in February of each of 2001 and 2002 and (b) 462,500 Common Shares, 50% of which vested on the date of grant, 16.66% of which became exercisable in February of each of 1998 - 2000 and 16.66% of which will vest in February 2001. In February 1997, the IH Lessee granted approximately 300,000 share appreciation rights ("SARs") to various employees of the IH Lessee. Each of the SARs issued by the IH Lessee which remains outstanding entitles the holder (subject to the satisfaction of certain vesting requirements) to a cash payment equal to any excess of the fair market value of a Common Share on the date of exercise over $13.25, the fair market value on the date of grant. Mr. Fisher owns 80% of the IH Lessee.
(7) Mr. Shaw also receives a salary and bonus from the IH Lessee, of which he serves as President.
(8) Messrs. Shaw, Fay and Murphy each first became officers and employees of the Company in 1997. Salary shown for 1997 represents the pro-rata share of annual salary provided for in the employee's employment contract. Mr. Fay's 1997 bonus is a pro-rated portion of the annual bonus that would have been payable for the full year under his employment contract.
(9) Represents the grant in February 1997 of (a) an option covering 60,000 Common Shares, 20% of which became exercisable in February of each of 1998 - 2000 and 20% of which becomes exercisable in February of each of 2001 and 2002, and (b) an option covering 250,000 Common Shares, 50% of which vested on the date of grant, 16.66% of which vested in February of each of 1998 - 2000 and 16.66% of which will vest in February 2001. As noted above, in February 1997 the IH Lessee granted approximately 300,000 SARs to various employees of the IH Lessee. Each of the SARs which remains outstanding entitles the holder (subject to the satisfaction of certain vesting requirements) to a cash payment equal to any excess of the fair market value of a Common Share on the date of exercise over $13.25, the fair market value on the date of grant. Mr. Shaw owns 20% of the IH Lessee.
(10) Represents the grant of an option in August 1997, 50% of which vested on the date of grant, 16.66% of which vested in each of August 1998 and 1999 and 16.66% of which vests in August 2000.


OPTION GRANTS

                                    INDIVIDUAL GRANTS
                         ------------------------------------                    POTENTIAL REALIZABLE VALUE
                         NUMBER OF    % OF TOTAL                                   AT ASSUMED ANNUAL RATES
                           SHARES       OPTIONS                                  OF SHARE PRICE APPRECIATION
                         UNDERLYING   GRANTED TO    EXERCISE                          FOR OPTION TERM(2)
                          OPTIONS    EMPLOYEES IN   PRICE PER     EXPIRATION     ----------------------------
     NAME                GRANTED(1)   FISCAL YEAR     SHARE          DATE            5%               10%
     ----                ----------   -----------     -----          ----            --               ---
Jeffrey H. Fisher         240,000         80%        $ 10.25       May 2009      $1,747,200        $3,919,200
Frederic M. Shaw           60,000         20%        $ 10.25       May 2009      $  436,800        $  979,800

-----------------------------
(1)      Options vest 20% per year in each May of 2000 - 2004.
(2) The fair market value of the Common Shares on the date the options were granted was equal to the respective exercise prices listed in the table. The indicated 5% and 10% rates of appreciation are provided to comply with SEC regulations and do not necessarily reflect the views of the Company as to the likely trend in the Company's share price. Actual gains, if any, on share option exercises will be dependent on, among other things, the future performance of the Common Shares and overall stock market conditions. There can be no assurance that the amounts reflected in the table will be achieved. Additionally, these values do not take into consideration the provisions of the options providing for limits on transferability, delayed exercisability or termination of the options in certain circumstances.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES

         The following table sets forth information regarding the exercise of options during the Company's 1999 fiscal year by its executive officers and regarding unexercised options at December 31, 1999.

                                                                            NUMBER OF
                                                                            SECURITIES
                                                                            UNDERLYING         VALUE OF UNEXERCISED
                                                                           UNEXERCISED             IN-THE-MONEY
                                                                            OPTIONS AT              OPTIONS AT
                                                                        DECEMBER 31, 1999       DECEMBER 31, 1999
                                                                        -----------------       -----------------

                                   SHARES ACQUIRED                         EXERCISABLE/            EXERCISABLE/
      NAME                           ON EXERCISE     VALUE REALIZED       UNEXERCISABLE          UNEXERCISABLE(1)
      ----                           -----------     --------------       -------------          ----------------
Jeffrey H. Fisher                        --               --             837,416/511,084              (2)
Frederic M. Shaw                         --               --             232,332/137,668              (2)
David Bulger                             --               --               86,666/13,334              (2)
Gregory M. Fay                           --               --               83,333/16,667              (2)
Mark A. Murphy                           --               --               83,333/16,667              (2)

(1) The exercise prices of the options held by Mr. Fisher as of December 31, 1999 is (a) $10.00, with respect to 250,000 of the options, (b) $9.75, with respect to 156,000 of the options, (c) $13.25, with respect to 702,500 of the options and (d) $10.25, with respect to 240,000 of the options. The exercise price of the options held by Mr. Shaw as of December 31, 1999 is (a) $13.25, with respect to 310,000 of the options, and (b) $10.25, with respect to 60,000 of the options. The exercise prices of the options held by Mr. Bulger as of December 31, 1999 is (a) $8.875, with respect to 20,000 of the options, and (b) $13.25, with respect to 80,000 of the options. The exercise price of the options held by Mr. Murphy at December 31, 1999 is $13.25. The exercise price of the options held by Mr. Fay at December 31, 1999 is $14.0625. The closing price of the Common Shares on December 31, 1999 was $8.188.
(2)      No options were in-the-money at December 31, 1999.


EMPLOYMENT AND RELATED CONTRACTS

         The Company has entered into employment agreements with each of its five executive officers. Each employment agreement sets forth an annual base salary for the officer. The base salaries for 2000 are: Mr. Fisher, $273,000; Mr. Shaw, $192,000; and Messrs. Bulger, Fay and Murphy, $165,000 each. Each officer's salary is subject to increase on January 1 of each subsequent year by a percentage equal to the sum of (a) the percentage increase in the CPI in such prior year plus (b) five. Each employment agreement provides for annual cash bonuses if the Company meets certain financial goals. Maximum target bonuses are set for each officer. A substantial portion of the maximum target bonus is reserved for payment if the Company achieves certain financial results and the remainder is reserved for payment in the discretion of the Compensation Committee of the Board of Trustees. The term of each employment agreement extends until December 31, 2002.

         Each agreement entitles the officer to customary fringe benefits, including vacation, life, medical and hospital insurance, as well as the right to participate in any other benefits or plans established for any management-level employees. Each employment agreement provides for certain severance payments in the event of death or disability or upon termination by the Company in breach of the agreement (which includes, without limitation, a material modification of duties without consent, preventing the officer from carrying out responsibilities consistent with the officer's position or a requirement to relocate outside of a 50-mile radius). In any such event, the Company would have to pay the officer three times the officer's then-current annual salary and bonus, plus any other accrued or deferred compensation. In addition, upon the occurrence of a "change of control," the Company is also obligated to pay the officer the amounts referred to in the immediately preceding sentence. The Company is also responsible for any excise tax on "excess parachute payments" that may result from such payments. Each agreement defines a "change of control" as (a) a person (together with his affiliates) becoming, or entering into an agreement to become, the owner of 30% of more of the Company's voting shares (other than as a result of a Company share buy-back or share consolidation), (b) the Company entering into an agreement involving the transfer of 50% or more of the Company's total assets, (c) the Company entering into an agreement to merge or consolidate, regardless of whether the Company would be the survivor, (d) the date that current members of the board of Trustees cease to constitute a majority of the board for any reason or (e) a complete liquidation or dissolution of the Company.

         Mr. Shaw serves as President of, and along with Mr. Fisher is the owner of, the IH Lessee. Mr. Shaw has entered into an employment agreement with the IH Lessee, which includes terms that are substantially similar to the terms of his employment agreement with the Company. The significant difference between the agreements is in the salary and bonus provided for in each agreement, which reflects the relative time commitments Mr. Shaw has with the respective employers. Under the IH Lessee employment agreement Mr. Shaw's base salary for 2000 is set at approximately $81,000, subject to increase on January 1 of each subsequent year by a percentage equal to the sum of (a) the percentage increase in the consumer price index in the previous year plus (b) five. The IH Lessee agreement also provides that Mr. Shaw will receive an annual cash bonus from the IH Lessee if the Company meets or exceeds the same financial goals upon which his bonus from the Company depends.

           COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Messrs. Berger, Goldsmith and Zenkel comprise the Compensation Committee. None of the members of the Compensation Committee are or have been employees of the Company.

             COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

         The Compensation Committee is responsible for setting and administering compensation policies, fixing salaries of and awarding discretionary performance bonuses to executive officers and determining awards of restricted shares, performance share awards, share options, and other equity-based compensation. The Compensation Committee is composed of Messrs. Berger, Goldsmith and Zenkel. The goals of the compensation plan are to (1) attract and retain important managers, (2) motivate managers to attain the goals of the Company, (3) enable the managers to share both in the Company's risks and rewards and (4) tie managers' interests with shareholders' interests. There are three components of the Company's executive compensation: base salary, annual bonuses and long-term share incentive compensation. The Compensation Committee believes that these programs will align the compensation of the Company's key employees to the performance of the Company and the creation of shareholder value. In 1998, the Compensation Committee implemented revisions to the executive compensation structure based, in part, on a report commissioned from an independent consultant.

          In establishing the base salaries of the executives, the Compensation Committee considered (a) the responsibilities of each officer, (b) each officer's experience, (c) the salaries of officers with similar responsibilities at real estate companies, other REITs in general and other REITs that acquire hotels, specifically, (d) the competitive market that exists for personnel with the experience and skill sets of the Company's officers, (e) the responsibilities of each officer in light of the size, scope and geographic dispersion of the Company's asset base, (f) the increasing sophistication of the Company's systems and (g) the corresponding increase in the intensity of the knowledge and time commitment required of the officers. In considering Mr. Shaw's compensation, the Compensation Committee also considered the relative amounts of time Mr. Shaw spends in connection with his respective duties with the Company and the IH Lessee.

         Each employment agreement establishes an annual bonus for the officers based, in substantial part, on the attainment of annual financial goals approved by the Compensation Committee. Based on the analysis referred to above, the Compensation Committee implemented a plan for 1999 and future years which sets targeted bonus amounts for each officer based, in substantial part, on achieving performance goals relating to the funds from operations realized by the Company. The officers will not earn any bonus if a minimum performance goal is not met, and bonuses may exceed the target bonus amounts (subject to a pre-set maximum) if higher results are achieved. Additional annual bonuses are payable in the discretion of the Compensation Committee, subject to maximums. In 1999, maximum discretionary bonuses were paid to Messrs. Fisher, Bulger, Fay and Murphy in the amount of $25,000 each and to Mr. Shaw in the amount of $17,500. In determining whether to grant discretionary bonuses for 1999, the Compensation Committee considered, among other factors, (i) the prevailing capital market environment for real estate investment trusts in general and hotel real estate investment trusts particularly, (ii) the short-term dampening effect that the Company's capital strategies may have had on the financial results of the Company relative to its peers and (iii) the opportunity costs of the executive officers who may be foregoing opportunities available to persons with similar skill sets and experience.

         The Compensation Committee believes that it is essential for the Company's compensation program to maintain the flexibility to reward contributions which may not be immediately reflected in quantitative performance measures, but which are important to the Company's long-term success. In determining the awards that have been made to the Company's executive officers (including restricted shares, performance share awards and options), the Committee considered (a) whether and to what extent the proposed grants would further its compensation goals and (b) the incentive plans of the Company's REIT peers (as reflected in various studies, including the annual survey compiled by the National Association of Real Estate Investment Trusts). The Compensation Committee intends to make non-cash compensation a significant part of the total compensation package. The Compensation Committee believes that the awards made to date encourage and reward performance by tying the value, or increases in the value, of those awards directly to the creation of shareholder value. In approving awards, the Compensation Committee has considered, among other factors, (i) the rapid growth of the Company, (ii) the scope of the officers' responsibilities, and (iii) awards made to the executive officers of other REITs, and specifically other REITs which invest in hotel properties.

         The Compensation Committee contemplates that significant percentages of most awards will vest in the recipient over time and be subject to forfeiture if the recipient leaves the Company prior to vesting and/or achieving performance goals.. The Committee believes this will further its goal of providing the employee with long-term incentives. For example, the latest grants of restricted shares vest over five years beginning in 2000, if the officer remains an employee of the Company on the vesting dates. The Company has also adopted a policy of granting options to the Company's non-executive employees who are employed by the Company for a pre-set tenure. While the Committee has focused on long-term incentives, it also recognizes that short-term share incentive compensation can be an important factor in retaining key employees and fostering share ownership. In recognition of this principle, the Compensation Committee has considered the benefits of dividends that may be paid on restricted share awards, which provide additional cash annually to the recipient while the recipient bears the risk of forfeiture until the underlying shares have fully vested.

         Although none of the Company's executive officers receives annual compensation in excess of $1 million, the Company continues to evaluate the limit on tax deductibility of compensation in excess of that amount established under the Omnibus Budget Reconciliation Act of 1993. The 1994 Plan allows for the grant of options and certain cash and share incentive awards that qualify as performance-based compensation, which is exempt from the limit.

         The foregoing has been furnished by the members of the Compensation Committee.

                                  COMPENSATION COMMITTEE

                                  Miles Berger         C. Gerald Goldsmith
                                  Bruce Zenkel

                                PERFORMANCE GRAPH

         The following graph compares the change in the Company's total shareholder return on Common Shares for the period January 1, 1995 through December 31, 1999, with the changes in the Standard & Poor's 500 Stock Index (the S&P 500 Index) and the SNL Securities Hotel REIT Index ("Hotel REIT Index") for the same period, assuming a base share price of $100 for the Common Shares and the Hotel REIT Index for comparative purposes. The Hotel REIT Index is comprised of seventeen publicly traded REITs which focus on investments in hotel properties. Total shareholder return equals appreciation in stock price plus dividends paid and assumes that all dividends are reinvested. The performance graph is not necessarily indicative of future investment performance.


                              INNKEEPERS USA TRUST
                            TOTAL RETURN PERFORMANCE


                                [GRAPH OMITTED]


                                                           PERIOD ENDING
                         ----------------------------------------------------------------------------------
INDEX                         12/31/94     12/31/95      12/31/96     12/31/97      12/31/98      12/31/99
-----------------------------------------------------------------------------------------------------------
Innkeepers USA Trust            100.00       137.88        227.86       272.43        226.56        177.68
S&P 500                         100.00       137.58        169.03       225.44        289.79        350.78
SNL Hotel REITs                 100.00       131.64        201.14       263.71        130.39        101.27

               PROPOSAL TWO -- AMENDMENT OF 1994 PLAN TO INCREASE
             NUMBER OF SHARES AUTHORIZED FOR ISSUANCE UNDER THE PLAN

         GENERAL. The Board of Trustees is proposing for approval by Shareholders an amendment to the 1994 Plan to increase the number of Common Shares issuable under the 1994 Plan. The Board believes that the amendment further the Board's philosophy of closely aligning the interests of the Company's shareholders and management and using incentive based compensation to encourage and reward performance. The amendment will permit the Company to continue to emphasize compensation with a value directly tied to Company goals and performance. The Board of Trustees believes that the amendment to the 1994 Plan will enable the Company to maintain a total compensation program which combines salary, bonuses and long-term share incentive awards to encourage management strategies and action that will continue to build shareholder value. For these reasons, the Company recommends a vote FOR Proposal Two.

         As amended, the 1994 Plan will provide that a maximum of 3,700,000 Common Shares may be issued, up to 1,200,000 of which may be issued as restricted share awards and in settlement of performance shares. As currently in effect, the maximum number of Common Shares that may be issued is 2,700,000, up to 900,000 of which may be issued as restricted share awards and in settlement of performance shares.

         The following paragraphs summarize the principal features of the 1994 Plan. This summary is subject, in all respects, to the terms of the 1994 Plan. The Company will provide promptly, upon request and without charge, a copy of the full text of the 1994 Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directed to Investor Relations, 306 Royal Poinciana Plaza, Palm Beach, Florida 33480. The Company's telephone number is (561) 835-1800. The Company's Investor Relations department may also be contacted through the Company's website at www.innkeepersusa.com

         ADMINISTRATION. The 1994 Plan is administered by the Compensation Committee, although the Compensation Committee may delegate its authority and responsibilities under the 1994 Plan to one or more officers of the Company. The Compensation Committee may not, however, delegate its authority with respect to grants and awards to individuals subject to Section 16 of the Securities Exchange Act of 1934. As used in this summary, the term "Administrator" means the Compensation Committee or its delegate, as appropriate. The Administrator generally has the authority, within limitations described in the 1994 Plan, (i) to establish rules and policies concerning the 1994 Plan, (ii) to determine the persons to whom share options, share appreciation rights ("SARs"), restricted Common Shares, cash incentive awards and performance shares may be granted,
(iii) to fix the number of Common Shares to be covered by each award and the value of incentive awards, and (iv) to set the terms of each award. Each type of award is described below.

         ELIGIBILITY. Each employee of the Company, or an Affiliate (as defined in the 1994 Plan), including an employee who is a member of the Board, is eligible to participate in the 1994 Plan. The Administrator selects the individuals who will participate in the 1994 Plan ("Participants") but no person may participate in the 1994 Plan while he is a member of the Compensation Committee. Under the 1994 Plan, no Participant may be granted, in any calendar year, options for more than 750,000 Common Shares or SARs for more than 750,000 Common Shares. Options granted with related SARs shall be treated as a single award for purposes of applying the limitation in the preceding sentence. Also, under the 1994 Plan, no Participant may be granted, in any calendar year, an award of more than 150,000 restricted shares or an award of more than 150,000 performance shares. In addition, no Participant may receive a cash incentive award payment in any calendar year that exceeds the lesser of (i) $300,000 and
(ii) 150% of the Participant's base salary (prior to any salary reduction or deferral election) as of the date of grant of the incentive award.

         OPTIONS. Options granted under the 1994 Plan may be incentive share options ("ISOs") or nonqualified options. An option entitles a Participant to purchase Common Shares from the Company at the option price. The option price may be paid in cash, with Common Shares, or with a combination of cash and Common Shares. The option price is fixed by the Administrator at the time the option is granted, but the price cannot be less than the shares' fair market value on the date of grant. No Participant may be granted ISOs or related SARs (under all incentive share option plans of the Company and its affiliates) which are first exercisable in any calendar year for shares having an aggregate fair market value (determined as of the date the ISO was granted) that exceeds $100,000. The term of an ISO cannot exceed ten years.

         The Administrator may also grant performance based dividend equivalent rights ("Performance Awards") in tandem with newly granted or outstanding options. A Performance Award entitles a Participant to receive a cash payment for all dividends that would have been paid on each Common Share for which the related option is exercised, during the period from the date of grant of the option (or, if later, the date of grant of the Performance Award) through the exercise date or dates of the option, had each such Common Share been held by the Participant throughout that period. A Performance Award will vest only if the performance measures designated by the Administrator are satisfied for the period designated by the Administrator. In the absence of any such designation,
(i) the performance period will be the five year period beginning on the date of grant; provided, however, that the performance period will end on such earlier date on which (a) a Change of Control (as defined below) occurs, (b) the Participant's employment is terminated by the Company without cause or (c) the Participant's employment ceases due to death or disability, and (ii) the measure of performance will be achievement of a 15% annual compounded increase in the fair market value of an investment in Common Shares during the performance period, assuming all dividends paid are reinvested in Common Shares. Settlement of a Performance Award will be made on the last day of the performance period or, if later, the exercise date or dates of the option, provided that a Participant is an employee of the Company at the end of the performance period.

         If provided in the option agreement, the Administrator may grant nonqualified share options that are transferable to a Participant's spouse, children or grandchildren, to trusts for the benefit of such persons, or to partnerships in which those persons are the only partners, on such terms and conditions as may be permitted under Securities and Exchange Commission Rule 16b-3 from time to time. The option will continue to be subject to the same terms and conditions following the transfer, and no such transferee may transfer the option other than by will or the laws of descent and distribution. An option and any Corresponding SAR (defined below) that relates to the option must be transferred to the same persons or entities.

         SARS. SARs may be granted under the 1994 Plan in relation to option grants ("Corresponding SARs") or independently of option grants. The difference between these two types of SARs is that to exercise a Corresponding SAR, the Participant must surrender unexercised that portion of the option to which the Corresponding SAR relates. SARs entitle the Participant to receive a payment based on a formula determined by the Administrator and set forth in an agreement with the Participant. In the absence of such a determination, the Participant is entitled to receive the excess of the fair market value of a Common Share on the date of exercise over the initial value of the SAR. The initial value of an SAR that is granted independently of an option is the fair market value of a Common Share on the date of grant. The initial value of a Corresponding SAR is the option price per share of the related option. The amount payable upon the exercise of an SAR may be paid in cash, Common Shares, or a combination of the two. If the 1994 Plan amendments are approved, and if provided in the SAR agreement, the Administrator may also grant SARs that are transferable, subject to the same general conditions described above under "Options."

         RESTRICTED SHARE AWARDS. Under the 1994 Plan, Participants may be awarded restricted shares. A Participant's rights in a restricted share award are nontransferable or forfeitable or both unless certain conditions prescribed by the Administrator, in its discretion, are satisfied. These conditions may include, for example, a requirement that the Participant continue employment with the Company for a specified period or that the Company or the Participant achieve stated, performance-related objectives such as earnings per share, fair market value, return on assets, the Company's return on equity, total earnings, earnings growth, return on capital, Common Share price appreciation, funds from operations growth, or other objectives. In cases where conditions on vesting are performance-related, the vesting period shall be one year. In all other cases, vesting will not occur sooner than three years after the award date. These minimum vesting periods apply to restricted share awards granted after June 19,

1997; except that the Company may grant restricted share awards for up to ten percent of the aggregate number of shares authorized under the 1994 Plan that do not contain the minimum vesting periods.

         PERFORMANCE SHARE AWARDS. The 1994 Plan also provides for the award of performance shares. A performance share award entitles the Participant to receive a payment equal to the fair market value of a specified number of Common Shares if certain standards are met. The Administrator prescribes the requirements that must be satisfied before a performance share award is earned. Those standards may be based on the fair market value of the Common Shares, return on assets, earnings per share, the Company's return on equity, total earnings, earnings growth, return on capital, Common Share price appreciation, funds from operations growth, or other objectives. To the extent that performance shares are earned, the obligation may be settled in cash, in Common Shares (including restricted shares), or by a combination of the two. The period in which performance is measured must be at least one year. The Administrator may also award performance shares that include dividend equivalent rights. The rights will entitle a Participant to receive a cash payment for accumulated dividends that would have been paid during the period described in the following sentence, without interest or compounding, on the number of Common Shares for which the performance share award is settled. The payment is determined over the period from the date of grant through the date of settlement of the performance share award, and is paid only to the extent that the performance criteria which must be satisfied for the performance share award to be earned are met. If provided in the performance shares agreement, the Administrator may also grant performance shares that are transferable, subject to the same general conditions described above under "Options."

         INCENTIVE AWARDS. A Participant may also receive a cash incentive award that will be earned if stated performance objectives and any other conditions prescribed by the Administrator are met. Performance objectives may be stated with respect to the Company's return on equity, total earnings, earnings growth, return on capital, Common Share price appreciation, funds from operations growth or other measures that the Administrator selects. The Administrator may also provide in an incentive award agreement that the award is transferable, subject to the same general conditions described above under "Options."

         CHANGE OF CONTROL AND OTHER ACCELERATION EVENTS. All options, SARs, share awards, performance shares and incentive awards, including outstanding awards, will be exercisable, vested or earned upon a "Change of Control" of the Company (as defined below). In addition, in the event a Participant incurs an excise tax under Code section 4999, and any payment under the 1994 Plan is deemed a "parachute payment" under that Code section, the Company will indemnify the Participant for his excise tax liability, including additional excise, income and employment taxes incurred as a result of the initial indemnification payment. Under the amended 1994 Plan, "Change of Control" means the occurrence of one of the following events: (i) any person or entity (other than certain entities related to the Company prior to the occurrence of the Change of Control), together with any associate or affiliate of the person or entity (as those terms are used in Rule 12b-2 under the Securities Exchange Act of 1934) acquires or enters into an agreement for acquisition of beneficial ownership of at least thirty percent (30%) of the Company's then outstanding securities entitled to vote generally in the election of the Board; (ii) the Company enters into any agreement with a person or entity that involves a transfer of at least fifty percent (50%) of the Company's total assets on a consolidated basis, as reported in the Company's consolidated financial statements filed with the Securities and Exchange Commission; (iii) the Company enters into any agreement to merge or consolidate the Company or to effect a statutory share exchange with another entity, regardless of whether the Company is intended to be the surviving or resulting entity after the merger, consolidation or statutory share exchange; or (iv) the Continuing Trustees cease for any reason to constitute a majority of the Board. For this purpose, "Continuing Trustee" means any member of the Board, while a member of the Board and (i) who was a member of the Board on March 1, 1997 or (ii) whose nomination for or election or appointment to the Board was recommended or approved by a majority of the Continuing Trustees.

         SHARE AUTHORIZATION. All awards made under the 1994 Plan are evidenced by written agreements between the Company and the Participant. A maximum of 2,700,000 Common Shares may be issued under the 1994 Plan as currently in effect. The maximum aggregate number of Common Shares that may be issued currently under the 1994 Plan pursuant to an award of restricted shares and in full or partial settlement of an award of performance shares is 900,000 Common Shares. These share limitations and the terms of outstanding awards will be adjusted, as the Compensation Committee deems appropriate, in the event of a share dividend, share split, combination, reclassification, recapitalization or other similar event. If the 1994 Plan amendments are approved by the Company's shareholders, the maximum number of Common Shares issuable under the 1994 Plan will be increased to 3,700,000. The maximum number of Common Shares issuable as restricted share awards and in full or partial settlement of awards of performance shares will increase to 1,200,000.

         TERMINATION AND AMENDMENT. No option, SAR, share award, performance shares, or incentive award may be granted under the 1994 Plan after December 31, 2006. The Board may amend or terminate the 1994 Plan at any time, but an amendment will not become effective without shareholder approval if the amendment changes the eligibility requirements, increases the maximum number of Common Shares that may be issued, or materially increases the benefits that may be provided to Participants under the 1994 Plan.

         AWARDS. To date, the Company has granted awards under the 1994 Plan covering a total of 2,675,938 Common Shares to executive officers as a group. Of that total, the Company has granted Options to purchase 2,037,500 Common Shares, and has granted restricted share awards for 638,438 Common Shares.

         Except for the foregoing awards and those already outstanding, neither the number of individuals who will be selected to participate in the 1994 Plan nor the type or size of awards that will be approved by the Compensation Committee can be determined.

         FEDERAL INCOME TAXES. The Company has been advised by counsel regarding the federal income tax consequences of the 1994 Plan. No income is recognized by a Participant at the time an option is granted. If the option is an ISO, no income will be recognized upon the Participant's exercise of the option. Income is recognized by a Participant when he disposes of shares acquired under an ISO. The exercise of a nonqualified share option generally is a taxable event that requires the Participant to recognize, as ordinary income, the difference between the shares' fair market value and the option price. No income is recognized upon the grant of an SAR. The exercise of an SAR generally is a taxable event. A Participant generally must recognize income equal to any cash that is paid and the fair market value of Common Shares that are received in settlement of an SAR. A Participant will recognize income on account of a restricted share award on the first day that the shares are either transferable or not subject to a substantial risk of forfeiture. The amount of income recognized by the Participant is equal to the fair market value of the Common Shares received on that date. A Participant will recognize income on account of the settlement of a performance share award. A Participant will recognize income equal to any cash that is paid and the fair market value of Common Shares (on the date that the shares are first transferable or not subject to a substantial risk of forfeiture) that are received in settlement of the award. No income is recognized on the grant of a Performance Award or an incentive award. A Participant will recognize income on settlement of a Performance Award or incentive award equal to the amount of cash for which the award is settled. The employer (either the Company or its Affiliate) will be entitled to claim a federal income tax deduction on account of the exercise of a nonqualified option or an SAR, the vesting of a share award and the settlement of a performance share award, a Performance Award, or an incentive award. The amount of the deduction is equal to the ordinary income recognized by the Participant. The employer will not be entitled to a federal income tax deduction on account of the grant or the exercise of an ISO. The employer may claim a federal income tax deduction on account of certain dispositions of Common Shares acquired upon the exercise of an ISO.

         Unless a shareholder specifies otherwise, each shareholder's shares represented by the enclosed proxy will be voted FOR approval of the amendments to the 1994 Plan.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


         JEFFREY H. FISHER. Affiliates of Mr. Fisher contributed Hotels to the Company on a favorable tax basis in connection with the Company's initial public offering. The sale, refinancing or prepayment of indebtedness secured by those Hotels may trigger adverse tax consequences to Mr. Fisher. Conflicts of interest, therefore, exist between the Company and Mr. Fisher regarding any transaction involving those Hotels that could trigger adverse tax consequences to Mr. Fisher.

         In May 1999, the Company acquired a parcel of land in Tyson's Corner, Virginia from an affiliate of Mr. Fisher (the "Fisher Affiliate"). The Fisher Affiliate acquired the land in March 1996 for $915,000. The Fisher Affiliate obtained governmental approvals to build a hotel on the land and incurred costs of approximately $70,000. In September 1997, the Fisher Affiliate contracted to sell the land to Summerfield Hotel Corporation ("Summerfield") for $2.4 million. In October 1998, Summerfield failed to close on the land and forfeited its deposit. The Fisher Affiliate received several offers from unrelated buyers to purchase the land for amounts approximating the Summerfield price between October 1998 and May 1999. The Company subsequently acquired the land for $2.4 million. The Company is developing a 120-room Residence Inn by Marriott hotel on the land at an estimated cost, including land, of approximately $14 million, and anticipates opening the hotel during the fourth quarter of 2000. The land and development costs are expected to be funded through the Company's line of credit and available cash.

         THE IH LESSEE. On December 31, 1999, the Partnership leased 60 Hotels to the IH Lessee pursuant to Percentage Leases. The IH Lessee is owned by Mr. Fisher (80%) and Mr. Shaw (20%), at December 31, 1999. Each Percentage Lease has an initial term of at least 10 years. Under the Percentage Leases, the IH Lessee is required to pay the greater of (a) a fixed base rent or (b) percentage rent based on the revenues of the hotels, and certain additional charges, and is entitled to all profits from the operation of the hotels after the payment of rent, operating expenses and other expenses (including management fees). Payments of rent under the Percentage Leases with the IH Lessee constituted approximately 88% of the Company's 1999 Percentage Lease revenues. For 1999, the IH Lessee incurred or paid the Partnership an aggregate of approximately $99.4 million in lease payments and had combined net income of approximately $4.9 million from the operation of the Company's 60 Hotels leased by the IH Lessee. In addition to his 20% ownership of the IH Lessee, Mr. Shaw serves as President of, and derives a salary and bonus from, the IH Lessee.

         FRANCHISE LICENSES; MANAGEMENT AGREEMENTS. The IH Lessee, which is owned by Messrs. Fisher and Shaw, holds all of the franchise licenses for the Hotels leased by the IH Lessee (to the extent such hotels have franchise agreements) and is expected to hold any franchise licenses required for subsequently acquired hotel properties that are leased to the IH Lessee. The IH Lessee pays the franchise fees for all of the Company's Hotels which are leased to the IH Lessee and are subject to franchise fees, except for franchise license application and transfer fees, which are paid by the Partnership. Through 1999, the Partnership incurred or paid franchise license application, transfer and related fees for the Hotels leased to the IH Lessee in the aggregate amount of approximately $876,000. The Company has also entered into agreements with the franchisors under which the Company has guaranteed certain obligations of the IH Lessee under franchise agreements, including obligations to pay royalties and other fees to the franchisors, generally in exchange for the right to substitute a different lessee as the franchisee under the relevant franchise agreement if the Company terminates the Percentage Lease for a franchised hotel.

         The IH Lessee is also the primary contracting party under management agreements with subsidiaries of Marriott International, Inc. ("Marriott") relating to the 27 Hotels managed by Marriott ("Marriott Management Agreements"). The right of those Hotels to operate under the Residence Inn or TownePlace Suites brands is generally contained in the Marriott Management Agreements, and not in separate franchise agreements. The IH Lessee pays the management and other fees payable under the Marriott Management Agreements. The Company has loaned to the IH Lessee an aggregate of approximately $937,000, which the IH Lessee was required to make available to Marriott for initial working capital at 19 of the Hotels that are managed by Marriott. These loans bear no interest and are payable on demand. The Company has executed most of the Marriott Management Agreements as a third party, pursuant to which it has guaranteed certain of the obligations of the IH Lessee under those agreements, including obligations to pay management and other fees to Marriott. In exchange, the Company has the right, under certain circumstances, to substitute a different lessee as party to the relevant Marriott Management Agreement, if the Company terminates the Percentage Lease for a Hotel managed by Marriott.

         JACK P. DEBOER. In November 1996, the Company acquired seven Residence Inn by Marriott hotels (the "DeBoer Hotels") from affiliates of Jack P. DeBoer (the "DeBoer Group"), including Rolf E. Ruhfus. The DeBoer Group, including Mr. DeBoer, received preferred units of limited partnership interest in the Partnership ("Preferred Units") in partial consideration for the acquisitions. Following the acquisition of the DeBoer Hotels, Mr. DeBoer joined the Company's board of Trustees. Mr. DeBoer joined the Board under an arrangement requiring the Company to nominate Mr. DeBoer for election to the Board and to support his nomination, except if Mr. DeBoer (i) acts or fails to act in a manner that the Board deems detrimental to the Company and as a result of which the Board determines unanimously that it cannot nominate Mr. DeBoer, (b) ceases to own at least 25% of the Preferred Units that he owned upon the closing of the DeBoer Hotel acquisition or (c) is legally disqualified from serving as a trustee.

         Due to the potential adverse tax consequences to members of the DeBoer Group that may result from a sale of the DeBoer Hotels, the Company has agreed generally that for a period of up to ten years following the closing of the acquisition of the DeBoer Hotels, (i) any taxable sale of a DeBoer Hotel will require the consent of the applicable members of the DeBoer Group and (ii) the Company will maintain at all times outstanding indebtedness of at least approximately $40 million (the "Required Indebtedness"). The Required Indebtedness is subject to reduction upon the occurrence of certain events, including the death of, or certain redemptions or taxable transfers of the Preferred Units held by, members of the DeBoer Group. If the Company sells a DeBoer Hotel without the required consent or fails to maintain the Required Indebtedness, the Company has agreed to indemnify the applicable members of the DeBoer Group for certain resulting income tax liabilities, which could be substantial.

         Mr. DeBoer and certain of his affiliates have in the past, and continue to be, involved in the development of hotels, including extended-stay hotels. Mr. DeBoer is the President, Chairman of the Board and a major shareholder of Candlewood Hotel Company, Inc. ("Candlewood"), a public hotel company that is the owner, operator and franchisor of Candlewood hotels, an economy extended-stay hotel chain founded by Mr. DeBoer. Hotels developed by Mr. DeBoer and his affiliates, including Candlewood hotels, may compete with the Company's hotels for guests, and other hotel companies with which Mr. DeBoer is affiliated, including Candlewood, may compete with the Company for acquisition opportunities. Accordingly, the interests of the Company and Mr. DeBoer could be different in connection with matters relating to the Company's Hotels or proposed acquisitions that are competitive with hotels owned or being considered for acquisition or development by Mr. DeBoer and his affiliates.

         Each Preferred Unit held by the DeBoer Group may be redeemed for an amount of cash equal to the then-trading value of a Common Share on the New York Stock Exchange ("NYSE") or, at the option of the Company, one Common Share. Assuming full redemption of all Units held by the DeBoer Group and the issuance of Common Shares in exchange for those Units, the DeBoer Group would own approximately 10.5% of the Common Shares outstanding at December 31, 1999 (assuming no redemptions of Units held by others).

         The Company has, for the last three years, placed substantially all of its insurance (including officers' and trustees' liability, property, casualty, earthquake and worker's compensation coverages) with Manning & Smith, Wichita, Kansas, a full service commercial insurance broker that has developed a specialty in insuring hotels. During that same period, the IH Lessee placed substantially all of its insurance (including workers' compensation, employment practices liability and crime coverages) with Manning & Smith. Manning & Smith is a private company of which Mr. DeBoer owns 47% of the stock. Mr. DeBoer has informed the Company that he is not an officer of Manning & Smith and does not participate in its management or the setting of its corporate policies. For 1999, the gross amount of the premiums paid for coverages placed by Manning & Smith for the Company was approximately $896,000 and for the IH Lessee was approximately $1,302,000.

         ROLF E. RUHFUS. In June 1997, the Company acquired nine hotels (the "Summerfield Hotels") from affiliates of Rolf E. Ruhfus (the "Summerfield Group"). The Summerfield Group, including Mr. Ruhfus, received common units of limited partnership interest in the Partnership ("Units") in partial consideration for the acquisitions. Following the acquisition of the Summerfield Hotels, Mr. Ruhfus joined the Company's board of Trustees. Mr. Ruhfus joined the Board under an arrangement requiring the Company to nominate Mr. Ruhfus for election to the Board and to support his nomination, except if Mr. Ruhfus (i) acts or fails to act in a manner that the Board deems detrimental to the Company and as a result of which the Board determines unanimously that it cannot nominate Mr. Ruhfus, (b) ceases to own at least 25% of the Units that he owned upon the closing of the Summerfield Hotel acquisition or (c) is legally disqualified from serving as a trustee.

         The Company leases the Summerfield Hotels to the Summerfield Lessee. Pursuant to the terms of the Percentage Leases, the Summerfield Lessee is required to pay the greater of (a) a fixed base rent or (b) percentage rent based on the revenues of the hotels, and certain other additional charges, and is entitled to all profits from the operation of the hotels after the payment of rent, operating expenses and other expenses. For the year ended December 31, 1999, the Summerfield Lessee incurred or paid the Partnership an aggregate of approximately $13.4 million in lease payments under the Percentage Leases for the Summerfield Hotels.

         Due to the potential adverse tax consequences to members of the Summerfield Group that may result from a sale of the Summerfield Hotels, the Company has agreed generally that for a period of up to seven years following the closing of the acquisition of the Summerfield Hotels, any taxable sale of a Summerfield Hotel will require the consent of the applicable members of the Summerfield Group. If the Company sells a Summerfield Hotel without the required consent, the Company has agreed to indemnify the applicable members of the Summerfield Group for certain resulting income tax liabilities, which could be substantial.

         Mr. Ruhfus and certain of his affiliates have in the past, and continue to be, involved in the development of hotels, including extended-stay hotels. Mr. Ruhfus is a Board member of Wyndham International, Inc. Wyndham owns, operates and franchises Summerfield Suites hotels as well as other full and limited service hotels and hotel brands. Hotels developed by Wyndham, including Summerfield Suites hotels, may compete with the Company's hotels for guests and other hotel companies with which Mr. Ruhfus is affiliated may compete with the Company for acquisition opportunities. Accordingly, the interests of the Company and Mr. Ruhfus could be different in connection with matters relating to the Company's Hotels or proposed acquisitions that are competitive with hotels owned or being considered for acquisition or development by Wyndham.

         When the Summerfield Lessee was sold to Wyndham, the Company required Wyndham's main operating partnership to either be the lessee for the Summerfield Hotels, or to guarantee the obligations of the Summerfield Lessee. In addition, the Company required Wyndham to post with the Company a letter of credit in an amount equal to 40% of the 1998 budgeted lease payment to the Company, as security for the obligations of Wyndham under the Summerfield Leases. Mr. Ruhfus' roles as trustee of the Company and director of Wyndham may pose conflicts regarding when, whether and to what extent (a) obligations under the Summerfield Leases and related guarantees are adhered to and/or (b) remedies are pursued and obtained by the Company under the Summerfield Leases, including draws under the letter of credit.

                  SHAREHOLDER PROPOSALS FOR 2001 ANNUAL MEETING

         The Board of Trustees will provide for presentation of shareholder proposals at the 2001 annual meeting of shareholders, provided that such proposals are submitted by eligible shareholders who have complied with the relevant regulations of the SEC regarding such proposals, and with requirements of the Company's Bylaws, a copy of which is available upon written request addressed to the Secretary of the Company. Shareholder proposals intended to be submitted for presentation at the Company's 2001 annual meeting of shareholders must be made in writing and must be received by the Company at its executive offices no later than one hundred and twenty (120) days before the anniversary of the date of the Annual Meeting for inclusion in the Company's proxy statement and the form of proxy relating to the 2001 annual meeting.

                RELATIONSHIP WITH INDEPENDENT PUBLIC ACCOUNTANTS

         PricewaterhouseCoopers LLP has served as auditors for the Company and its subsidiaries for the year ended December 31, 1999 and will continue to so serve for the year ending December 31, 2000 until and unless changed by action of the Board of Trustees. A representative of PricewaterhouseCoopers LLP will be present at the Annual Meeting.

                                  OTHER MATTERS

         The Board of Trustees knows of no other business to be brought before the Annual Meeting. If any other matters properly come before the Annual Meeting, the proxies will be voted on such matters in accordance with the judgment of the persons named as proxies therein, or their substitutes, present and acting at the meeting.

         The Company will furnish to each beneficial owner of Common Shares entitled to vote at the Annual Meeting, upon written request, copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, including financial statements and financial statement schedules. Please direct requests to Investor Relations, Innkeepers USA Trust, at 306 Royal Poinciana Plaza, Palm Beach, Florida 33480. The Company's telephone number is
(561) 835-1800. The Company maintains a website at www.innkeepersusa.com.

                              INNKEEPERS USA TRUST
                            306 ROYAL POINCIANA WAY
                           PALM BEACH, FLORIDA 33480

                  ANNUAL MEETING OF SHAREHOLDERS--MAY 4, 2000

         The undersigned hereby appoints Jeffrey H. Fisher and Mark A. Murphy, or either of them, with full power of substitution in each, proxies (and if the undersigned is a proxy, substitute proxies) to vote all Common Shares of the undersigned in Innkeepers USA Trust at the Annual Meeting of Shareholders to be held at the Courtyard by Marriott, 2440 W. Cypress Creek Road, Ft. Lauderdale, FL 33309, at 9:00 a.m., local time, on Thursday, May 4, 2000 and at any adjournments thereof, as specified below:

          PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE)



--------------------------------------------------------------------------------
5064--Innkeepers USA Trust

[                                                                              ]
This proxy is solicited by the Company's Board of Trustees. If no specification is made, this proxy will be voted FOR the Proposals.

1.  Election of Trustees--                     FOR    WITHHOLD    FOR ALL
    Class III-Term Expiring 2003-              ALL      ALL       EXCEPT*
    Nominees: 01-Jeffrey H. Fisher             [ ]      [ ]        [ ]
              02-Thomas J. Crocker
              03-Rolf E. Ruhfus

------------------------------------
*(Except nominee(s) written above.)



2. Proposal to amend the 1994 Share                    FOR   AGAINST   ABSTAIN
   Incentive Plan to increase the number of            [ ]     [ ]       [ ]
   shares authorized for issuance under the 1994 Plan.



3. In their discretion, the proxies (and if the undersigned is a proxy, any substitute proxies) are authorized to vote upon such other business as may properly come before this meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER.

                                                        Dated:____________, 2000
Signature_______________________________

Title___________________________________

Please sign name exactly as it appears on share certificate. Only one of several joint owners need sign. Fiduciaries should give full title.
--------------------------------------------------------------------------------
                             ^FOLD AND DETACH HERE^

                            YOUR VOTE IS IMPORTANT!

           PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY
                          USING THE ENCLOSED ENVELOPE





5064--Innkeepers USA Trust